UMH PROPERTIES, INC.

Employment of the General Counsel – Allison Nagelberg

Agreement Effective January 1, 2007

By and between:

UMH Properties, Inc., a Maryland Corporation (“Corporation”)

And:

Allison Nagelberg (“Employee”)

Corporation desires to employ Employee to the business of the Corporation and Employee desires to be so employed.  The parties agree as follows:

1.

Employment.

Corporation agrees to employ Employee and Employee agrees to be employed in the capacity as General Counsel for a term of three (3) years effective January 1, 2007 and terminating December 31, 2009.

2.

Time and Efforts.

Employee shall diligently and conscientiously devote her time and attention and use her best efforts in the discharge of her duties as General Counsel of the Corporation.  It is agreed that Employee may also serve as General Counsel of Monmouth Real Estate Investment Corporation and of Monmouth Capital Corporation.

3.

Board of Directors.

Employee shall at all times discharge her duties in consultation with and under the supervision of the Board of Directors of the Corporation.

4.

Compensation.

Corporation shall pay to Employee as compensation for her services a base salary, which shall be paid in such intervals as salaries are paid generally to other executive officers of the Corporation, as follows:

(a)

For the year beginning January 1, 2007 and ending on December 31, 2007, the base salary shall be $161,566.00 annually;

(b)

For the year beginning January 1, 2008 and ending on December 31, 2008, the base salary shall be $169,644.00 annually;

(c)

For the year beginning January 1, 2009 and ending on December 31, 2009, the base salary shall be $178,126.00 annually;

Thereafter, the term of this Employment Agreement shall be automatically renewed and extended for successive one-year periods except that either party may, at least ninety (90) days prior to such expiration date or any anniversary thereof, give written notice to the other party electing that this Employment Agreement not be renewed or extended, in which event this Employment Agreement shall expire as of the expiration date or anniversary date, respectively.

In the event of a merger of the Corporation, or upon any change of control, defined as either voting control or control of 25% of the Board of Directors by other than the existing directors, Employee shall have the right to extend and renew this Employment Agreement so that the expiration date will be three years from the date of merger, sale or change of control.  If there is a termination of employment for any reason, either involuntary or voluntary, including death, Employee shall be entitled to receive one year’s compensation at the date of termination.  The compensation is to be at the greater of current compensation or that at the date of merger or change of control.

5.

Bonuses.

Bonuses shall be paid at the discretion of the Board of Directors or the President.  In addition, the President of the Corporation will annually request that the Stock Option Committee grant a 5,000 share per year stock option.  The option grant is subject to the Committee’s approval.

6.

Expenses.

Corporation will reimburse Employee for reasonable and necessary expenses incurred by her in carrying out her duties under this Agreement.  Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

7.

Vacation.

Employee shall be entitled to take four (4) paid weeks of vacation per year and the same holidays as provided for the other members of the staff.

8.

Pension.

Employee, at her option, may participate in the 401-k plan of UMH Properties, Inc., according to its terms.

9.

Life, Health and Dental Insurance Benefits.

Employee shall be entitled during the term of this Agreement to participate in all health and dental insurance and group life insurance benefit plans providing benefits generally applicable to the employees of UMH Properties, Inc. as may be modified from time to time.

10.

Severability

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provisions herein contained.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.

11.

Arbitration

It is expressly agreed by all parties to this Agreement that any dispute between the parties will be determined by binding arbitration performed under the rules of the American Arbitration Association.

12.

Successors

This Agreement shall be binding on the Corporation and any successor to any of its businesses or assets.  This Agreement shall inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.

Indemnity and Attorneys Fees.

The Corporation agrees to indemnify the Employee from any and all lawsuits filed directly against the Employee in her capacity as Employee of the Corporation.  The Corporation will pay all attorneys fees and costs to defend the Employee from any such lawsuits.

14.

Notices

All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as either may designate in writing to the other party:

Corporation:

UMH Properties, Inc.

Juniper Business Plaza

3499 Route 9 North, Suite 3C

Freehold, New Jersey 07728

Employee:

Allison Nagelberg

(address on file)

15.

Governing Law.

This Agreement shall be construed and governed in accordance with the laws of the State of Maryland.

16.

Entire Contract.

This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein.  There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.  This agreement may be amended only in writing signed by both parties hereto.

IN WITNESS WHEREOF, Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

Seal

UMH PROPERTIES, INC.

Witness

/s/Robin Offsey___

By: /s/Samuel Landy

Witness

_/s/Anna T. Chew____

By: /s/Allison Nagelberg

      Allison Nagelberg

      Employee